Exhibit 99.1

NanoString Technologies Appoints Veteran Diagnostics Executive Tina S. Nova, Ph.D.

to its Board of Directors

SEATTLE — April 30, 2014 — NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today announced the appointment of veteran diagnostics executive Tina S. Nova, Ph.D. to its Board of Directors. Dr. Nova will also join the Board’s Compensation Committee.

“Dr. Tina Nova is a seasoned executive who successfully built a leading U.S. clinical diagnostic laboratory focused on personalized medicine in cancer,” stated William D. Young, Chairman of the Board of NanoString. “She will bring substantial experience and insight to the NanoString Board as the company continues to execute on its launch of the Prosigna Breast Cancer Assay, and its plans to develop and commercialize products for use in clinical laboratories over the coming years.”

Tina S. Nova, Ph.D. co-founded Genoptix, Inc., a medical laboratory diagnostics company, and served as its President from 2000 until her retirement in April 2014. Dr. Nova also served as the Chief Executive Officer of Genoptix and as a member of its board of directors from 2000 until Novartis AG acquired Genoptix in February 2011. Previously, Dr. Nova co-founded Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000. Prior to Nanogen, Dr. Nova served as Chief Operating Officer of Selective Genetics, a biotechnology company. Dr. Nova has also held various research and management positions with Ligand Pharmaceuticals Incorporated and Hybritech, Inc., a former subsidiary of Eli Lilly & Company. Dr. Nova serves on the board of directors of Adamis Pharmaceuticals Corporation and Arena Pharmaceuticals, Inc. Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

“NanoString’s nCounter Dx Analysis System and the Prosigna Breast Cancer Assay provide important advancements to cancer patients and clinical laboratories, and I look forward to working with the management team to maximize the impact of these exciting technologies,” commented Dr. Nova.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 400 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna™ Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

For more information, please visit www.nanostring.com.

Investor Contact:

Lynn Pieper of Westwicke Partners

For NanoString Technologies

lynn.pieper@westwicke.com

415-202-5678

Media Contact:

Nicole Litchfield of Bioscribe Inc.

For NanoString Technologies

nicole@bioscribe.com

415-793-6468